EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
GeoEye, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-128638 and No. 333-136507), Form S-8 (No. 333-142758, No. 333-156515 and No. 333-167475) of GeoEye, Inc. of our reports dated March 13, 2012, with respect to the consolidated balance sheets of GeoEye, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of GeoEye, Inc.

/s/ KPMG LLP

McLean, Virginia
March 13, 2012